Exhibit 10.1

Certain information in this document indicated with markouts has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

Between

Ospedale San Raffaele S.r.l.

And

Genenta Science S.r.l.

Milan, December 15, 2014

LICENSE AGREEMENT

This LICENSE AGREEMENT (the "**License Agreement**" or, briefly, the "**Agreement**") dated as of December 15, 2014 (the "**Effective Date**"), is entered into in Milan

By and between

Ospedale San Raffaele S.r.l., an Italian company having registered office at via Olgettina No. 60, 20132, Milan, Italy, Fiscal Code 07636600962, duly represented for the purposes hereof by its Managing Director, Mr. Nicola Bedin ("**OSR**")

- *on the one side* -

And

Genenta Science S.r.l., an Italian company having registered office at via Olgettina No. 60, 20132, Milan, Italy, Fiscal Code 08738490963, duly represented for the purposes hereof by its Managing Directors, Ms. Anna Flavia d'Amelio Einaudi and Mr. Pierluigi Paracchi ("**Genenta**")

- *on the other side* -

(OSR and Genenta shall be, collectively but not jointly, defined as the "**Parties**" and, severally, a "**Party**").

WHEREAS:

(A) On June 19, 2013, Fondazione Telethon, having its principal seat in Rome, via Carlo Spinola No. 16 ("**Telethon**") and OSR stipulated a co-operation agreement (the "**OSR-Telethon Cooperation Agreement**"), for the carrying out of basic, translational and clinical research relating to diagnosis and therapy of certain diseases through the establishment of the so-called "*San Raffaele Telethon Institute for Gene Therapy*" (the "**TIGET Institute**");

(B) For what matters for the purposes of this License Agreement, the OSR-Telethon Cooperation Agreement sets forth: *(i)* the joint ownership on any intellectual property rights arising out from the research activities jointly carried out through the TIGET Institute (a) in the specific field consisting in the diagnosis, physiopathology and therapy of hereditary genetic diseases, including diagnostic and prognostic applications, the development and clinical trial of strategy and technological platform for the gene and cells therapy, the identification, characterization, manipulation and transplant of stem or differentiated cells relevant for regenerating medicine, cell therapy and modulation of immunological reaction and (b) outside the field mentioned in letter *(i)*(a) above; and *(ii)* the granting of a world-wide exclusive license by Telethon to OSR, bearing the right to sub-license to third party, on the intellectual property rights jointly held by Telethon and OSR

and arising out from the research activities carried out <u>outside</u> the field indicated in letter *(i)*(a) above;

(C) On the basis of the OSR-Telethon Cooperation Agreement, the TIGET Institute has carried out certain pre-clinical studies on a specific gene therapy approach compound (as identified below) to be further developed and assessed on human clinical trials based on the use of Interferon (IFN) gene therapy by lentiviral based-HSPC gene transfer with respect to lympho-hematopoietic indication and/or solid cancer indication and, therefore, OSR owns and, for the quota held by Telethon, has the right to license, the intellectual property rights accrued up to the Effective Date on the know-how developed as of the Effective Date, it being understood that the know-how in possession of OSR as of the Effective Date that is reasonably necessary to research, develop, manufacture or commercialize the Licensed Products in the Field of Use is identified (along with the relevant limitations) in <u>Exhibit (C)</u> to this License Agreement (the **"Existing Know-How"**);

(D) On July 24, 2014, OSR, [redacted], [redacted] and [redacted] incorporated Genenta;

(E) On July 24, 2014, OSR, [redacted], [redacted] and [redacted] entered into an investment and shareholders' agreement for the regulation of the common investment in Genenta as well as to regulate certain governance prerogatives on the management of the said company (the **"Genenta Investment Agreement"**);

(F) Based on the Genenta Investment Agreement, Genenta shall operate in the development and subsequently exploitation of a project for the research and development of a treatment of cancer through genetic therapy and, specifically, for the inhibition of cancer through the genetic engineering of hematopoietic stem cells used as carrier of alpha-interferon through monocytes (the **"Genenta Project"**);

(G) For what matters for the purposes of this License Agreement, the Parties hereby acknowledge that:

(a) on December 12, 2015, OSR, in accordance to the terms of the OSR-Telethon Cooperation Agreement, notified Telethon its intention to license the patents and the relevant Existing Know-How in the field covered by the Genenta Project and requested Telethon the authorization to further sub-license the Telethon's quota of the said patents and know-how in the field covered by the Genenta Project;

(b) on the very same date, Telethon acknowledged the communication mentioned under letter (a) above and agreed to amend the OSR-Telethon Cooperation Agreement so that the right to further sub-license the Telethon's quota of the said patents and Know-How in the field covered by the Genenta Project is now expressly set forth by the OSR-Telethon Cooperation Agreement.

(H) In furtherance of the Genenta Investment Agreement, OSR is willing to grant to Genenta, who is willing to accept, a license under the Licensed Technology in the Field of Use (each as defined below), under the terms and conditions set forth below and the Parties hereby acknowledge that, through the entering of this License Agreement, the condition precedent set forth by letter a) of Article 3.1 of the Investment Agreement is met.

* * *

NOW, THEREFORE, also in consideration of the foregoing premises, which together with the Exhibits herein appended form an integral and substantial part of this Agreement, and the mutual covenants herein contained, the **PARTIES HEREBY AGREE AS FOLLOWS.**

1. DEFINITIONS

In addition to the other terms and expressions elsewhere defined in this Agreement, or purposes hereof, the terms and expressions defined in this Section 1, whether used in singular or plural, shall have the respective meanings set forth below.

1.1 **"Additional Patents"** shall mean the patents and patent applications identified in Exhibit 1.1 to this License Agreement.

1.2 **"Affiliate"** shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct (or cause the direction of) the management and policies of the other Person by any means whatsoever; provided that, for the purposes of this License Agreement, (a) in no case may Genenta be regarded as, or considered, an Affiliate of OSR and *vice-versa* and (b) in no case a shareholder of Genenta, whether controlling or not such company, shall be considered an Affiliate of Genenta.

1.3 **"Applicable Regulation"** shall mean any applicable federal, state, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority, including, for the avoidance of doubt, cGCP, cGLP and cGMP.

1.4 **"Best Standards"** means, with respect to a specific Party's obligation, that the relevant specific obligation shall be considered, qualified and construed as requiring the maximum degree of due diligence and care under the Applicable Regulations and this Agreement and, as such, the relevant obligor shall be exempted from liability only if, and to the extent that, (a) a force majeure event has occurred and is ongoing or (b) is able to demonstrate that all efforts necessary to perform such obligation were timely and correctly made by such obligor and, despite that, the

relevant result was not achieved. Given the nature of this License Agreement, Best Standards shall not however mean the achievement of the specific results (endpoints) of each phase of the research and development activities regarding each Licensed Product.

1.5 **"Business Day"** shall mean any day, excluding Saturday, Sunday and any day which shall be in Milan, Italy a day on which banking institutions are not open for their business activity.

1.6 **"Calendar Quarter"** shall mean the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on the last day of March, June, September, or December, respectively; provided that, the final Calendar Quarter shall end on the last day of the Term.

1.7 **"Calendar Year"** shall mean the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided that, the final Calendar Year shall end on the last day of the Term.

1.8 **"cGCP"** means the then-current standards, practices and procedures set forth in the International Conference on Harmonization (ICH) guidelines entitled "*Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance*" including related requirements promulgated by the FDA, and equivalent foreign regulations or standards, as applicable, as such standards, practices, procedures, requirements and regulations may be amended from time to time.

1.9 **"cGLP"** means the then-current good laboratory practice regulations promulgated by the FDA, published at 21 C.F.R. § 58, and equivalent foreign regulations or standards, as applicable, as such current laboratory practices, regulations and equivalent foreign regulations or standards may be amended from time to time.

1.10 **"cGMP"** means the then-current good manufacturing practices that apply to the manufacturing practices for fine chemicals, intermediates, bulk products and/or finished medicinal products, including the regulations promulgated by the FDA, published at 21 C.F.R. Parts 210 and 211, and equivalent foreign regulations or standards, as applicable, including The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products, as current good manufacturing practices, regulations and equivalent foreign regulations or standards may be amended from time to time.

1.11 **"Combination Product"** means a product that contains a Licensed Product and another component, including other active ingredients, delivery devices and adjuvants which are themselves not Licensed Products.

1.12 "**Commercial Exclusivity**" means, with respect to each Licensed Product in each of the countries included in the Territory, that, alternatively: (a) at least one Valid Claim of each of the Licensed Patents covers the composition of matter, formulation, manufacture, use, sale, offer for sale or importation of such Licensed Product in such country; or (b) *(i)* Genenta or any of its Sublicensees has been granted and continues to enjoy the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of the Applicable Regulation) in such country to market and sell the Licensed Product in such country, or *(ii)* the data and information submitted by (or on behalf and in the interest of) Genenta or any of its Sublicensees to the relevant Regulatory Authority in such country for purposes of obtaining Regulatory Approval may not, as a matter of legal right or under Applicable Regulations, be disclosed, referenced or relied upon in any way by any other applicant or by such Regulatory Authority (including by relying upon the Regulatory Authority's previous findings regarding the safety or effectiveness of the Licensed Product) to support the Regulatory Approval or marketing of any product by a Third Party in such country.

1.13 "**Commercially Reasonable Efforts**" shall mean, with respect to any obligation or task of Genenta under this Agreement, the application by Genenta or its Sublicensees, consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and resources then used to fulfil the obligation in issue, consistent with the level of efforts that Genenta (or the applicable Sublicensee) would devote to research, develop, manufacture or commercialize a medicinal product owned by it (or to which it has rights) having profit potential and strategic value comparable to that of the Licensed Product and in any case in compliance with the Applicable Regulations.

1.14 "**Competing Product**" shall mean any product consisting of, or containing, any viral vector regulated by miR126 and/or miR130 and/or other miRs with the same expression pattern as miR126 and miR130 in hematopoietic cells for the expression of anti-cancer proteins other than IFN under the control of a Tie2 promoter and/or IFN under the control of any promoter other than Tie2for any Lympho-Hematopoietic Indication and/or Solid Cancer Indication.

1.15 "**Effective Date**" shall mean the date of signature of this License Agreement.

1.16 "**EMA**" shall mean the European Medicines Agency of the European Union, or the successor thereto.

1.17 "**FDA**" shall mean the Food and Drug Administration of the United States of America, or the successor thereto.

1.18 "**Field of Use**" shall mean the use of Interferon (IFN) gene therapy by lentiviral based-HSPC gene transfer with respect to (a) any Lympho-Hematopoietic

Indication and/or (b) any Solid Cancer Indication had Genenta exercised the option set forth in Section 2.2(c) below.

1.19 **"First Commercial Sale"** shall mean, with respect to any Licensed Product, the first sale of such Licensed Product in any country included in the Territory after all applicable marketing and pricing approvals (if any) have been granted by the applicable Regulatory Authority in such country.

1.20 **"Genenta Product Improvements"** shall mean any modification, enhancement, improvement, invention, discovery, idea, know-how, data or information (whether patentable or not) that (a) relate to the Licensed Products and the Licensed Technology, and (b) is generated by Genenta during the Term in the exercise of the rights granted to it under Section 2.1.

1.21 **"Generic Product"** shall mean a gene therapy product that (a) obtained a Regulatory Approval by means of establishing equivalence to a Licensed Product in a particular country and in the same Field of Use, and (b) is legally marketed in such country by an entity other than Genenta or its Sublicensees.

1.22 **"Governmental Authority"** means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity), including a Regulatory Authority.

1.23 **"IND"** means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable (but, in no case, under Section 10.4 below), any comparable filing(s) outside the United Stated of America for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application, or CTA, in the European Union).

1.24 **"Investment Threshold"** shall mean the overall amount of Euro [redacted] duly paid to Genenta through, subscription of share capital increases and bonds, as set forth and in accordance with the Genenta Investment Agreement.

1.25 **"Licensed Know-How"** shall mean (a) the Existing Know-How; and (b) upon exercise by Genenta of the option set forth in Section 2.2(b), the OSR Product Improvements, which are necessary or useful to develop, manufacture and/or commercialize the Licensed Products in the Field of Use, whether patentable (but not patented) or not, as indicated by the scientific advisory board of Genenta.

1.26 **"Licensed Patents"** shall mean: (a) the patents and patent applications identified in Exhibit 1.26 to this License Agreement; (b) upon exercise by Genenta of the option set forth in Section 2.2(a), the Additional Patents; (c) upon exercise by Genenta of the option set forth in Section 2.2(b), the patents and patent

applications, if any, covering the OSR Product Improvements; (d) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, any of the patent applications described in letters from (a) through (d) above; and (e) all patents that have issued or in the future issue from any of the foregoing patent applications, being it understood that letters (a) through (e) above shall always include any reissues, renewals, extensions, supplemental protection certificates, and additions to any thereof.

1.27 **"Licensed Product"** shall mean any product developed during the Term consisting of, or containing, any lentivirals vector regulated by miR126 and/or miR130 and/or other miRs with the same expression pattern as miR126 and miR130 in hematopoietic cells for the expression of IFN under the control of a Tie2 promoter.

1.28 **"Licensed Technology"** shall mean, collectively, the Licensed Patents and the Licensed Know-How.

1.29 **"Lympho-Hematopoietic Indication"** shall mean any indication related to lympho-hematopoietic malignancies.

1.30 **"MAA"** shall mean a marketing authorization application or equivalent application filed with the applicable Regulatory Authority in the Territory.

1.31 **"MAA Approval"** shall mean the approval of a MAA by the applicable Regulatory Authority to market a Licensed Product in the Field of Use in a country or region in the Territory.

1.32 **"Major EU Countries"** shall mean any of the following countries: France, Germany, Italy, Spain and United Kingdom.

1.33 **"NDA"** shall mean a New Drug Application, or similar application for marketing approval of a Licensed Product in the Field of Use filed with the FDA.

1.34 **"Net Sales"** shall mean the gross invoiced amount of any Licensed Products sold by Genenta or its Sublicensees to any Third Party in a transaction after deducting, if not previously deducted, from the amount invoiced or received:

(i) value added taxes, sales taxes, or similar taxes;

(ii) amounts actually credited or allowed for rejections or returns of the relevant Licensed Products actually accepted by Genenta and/or its Sublicensees;

(iii) rebates, chargebacks, retroactive price reductions and other sales allowances that are actually allowed or granted, including rebates, reductions and allowances mandated by Regulatory Authorities;

(iv) early payment cash discounts, bad debt expense, amounts written off by reason of uncollectible debt; and

(v) insurance, customs duties, freight, postage, shipping, handling, and other transportation costs incurred by the Genenta or its Sublicensees in shipping the Licensed Products to a Third Party,

It being understood and further agreed that:

(a) the adjustments and reductions of the "*Net Sales*" indicated by letters (ii), (iii) and (iv) above shall not be in excess of [redacted] of the Net Sales during each Net Sales reporting period;

(b) in the case of any sale of the Licensed Products which is not invoiced or is delivered before invoicing, Net Sales shall be calculated at the time all revenue recognition criteria are met, irrespective of when the actual payment for such sale is received by Genenta or its Sublicensees;

(c) in the case of any sale or other disposal of a Licensed Products between or among Genenta and/or its Sublicensees for resale, Net Sales shall be calculated as above, only on the value charged or invoiced on the first sale by such Sublicensee to any Third Party;

(d) any nominal consideration received in exchange for the transfer of Licensed Products for use in clinical trials, sampling compassionate or promotional use, free of charge, shall not be included in Net Sales;

(e) Net Sales for Combination Products shall be determined as follows:

(i) In the event one or more Licensed Products are sold as part of a Combination Product in a particular country, and all Licensed Products contained in the Combination Product are also sold separately in such country, the Net Sales of such Licensed Product(s), for the purposes of determining payments based on the Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country, during the applicable Net Sales reporting period, by the fraction A/(A+B), where:

"*A*" is the average weighted (by sales volume, on a quarterly basis) sale price of the Licensed Product(s) contained in such Combination Product when sold separately in finished form in such country; and

"*B*" is the average weighted (by sales volume, on a quarterly basis) purchase price paid by Genenta or its Sublicensees

for the other component(s) included in the Combination Product,

in each case during the applicable Net Sales reporting period.

(ii) In the event one or more Licensed Products are sold as part of a Combination Product and are sold separately in finished form in such country, but the other medicinal Licensed Product(s) included in the Combination Product are not sold separately in finished form in such country, the Net Sales of the Licensed Product, for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country by the fraction C/D where:

"*C*" is the average weighted (by sales volume, on a quarterly basis) sale price of the Licensed Product(s) contained in such Combination Product when sold separately in finished form in such country; and

"*D*" is the average weighted (by sales volume, on a quarterly basis) sale price of the Combination Product sold in such country,

in each case during the applicable Net Sales reporting period.

(iii) In the event that the Net Sales of the Licensed Product(s) when included in a Combination Product cannot be determined by using the methods indicated in letters (i) and (ii) above, the Net Sales for the purposes of determining payments based on the Net Sales shall be agreed upon in good faith by the Parties, on the basis of the respective fair market values of the Licensed Product(s) and all other medicinal Licensed Products included in such Combination Product.

1.35 "**Net Sublicensing Income**" shall mean, with respect to any Licensed Product, any cash amounts received by Genenta in consideration for any sublicense under the Licensed Technology granted by Genenta or its Sublicensees (other than distributors) with respect to such Licensed Product, including any upfront payment, and (to the extent they exceed the amounts of the Milestone Payment A or Milestone Payment B, as set forth in Section 4.6 below) any milestone payments, but excluding the following amounts: royalties, amounts received to reimburse Genenta's costs to perform research, development or similar services conducted for such Licensed Product after signing the agreement with the Third Party, or in reimbursement of patent expenses or other out-of-pocket expenses relating to such Licensed Product.

1.36 **"Option Period"** shall mean the period that commences on the Effective Date and ends on January 31, 2019, as eventually extended pursuant to Section 2.2(c) below.

1.37 **"OSR Product Improvements"** shall mean any modification, enhancement, improvement, invention, discovery, idea, know-how, data or information (whether patentable or not) relating to the Licensed Products (as well as to the Genenta Product Improvements) in the Field of Use generated after the Effective Date and during the Term by scientists or other personnel working at the TIGET Institute or at OSR and owned, controlled by, or for which OSR has the right to license, under the terms and conditions of the OSR-Telethon Cooperation Agreement.

1.38 **"OSR-Genenta Scientific Collaboration Agreement"** means that certain Scientific Collaboration Agreement entered into between OSR and Genenta on the Effective Date, as such agreement may be amended or extended from time to time by the Parties during the Term.

1.39 **"Person"** shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.40 **"Phase I/II Clinical Trial"** shall mean a human clinical trial in any country that is intended to evaluate the safety and effectiveness of a Licensed Product in the Field of Use and satisfies the requirements of 21 CFR 312.21(a/b), or its foreign equivalent.

1.41 **"Phase III Clinical Trial"** shall mean a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Product in the Field as a basis for an NDA, or its foreign equivalent, and satisfies the requirements of 21 CFR 312.21(c), or its foreign equivalent.

1.42 **"Regulatory Authority(ies)"** shall mean, collectively (a) the governmental entities in each country or supranational organization that is responsible for the regulation of any Licensed Product intended for use in the Field of Use or the establishment, maintenance and/or protection of rights related to the Licensed Technology (including the FDA and the EMA), or (b) any other applicable regulatory or administrative agency in any country or supranational organization that is comparable to, or a counterpart of, the foregoing.

1.43 **"Registration(s)"** shall mean any and all permits, licenses, authorizations, registrations or regulatory approvals (including NDAs) required and/or granted by any Regulatory Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of any Licensed Product.

1.44 **"Royalty Term"** shall mean, with respect to each Licensed Product in each country included in the Territory, on a country-by-country basis, the period of time

commencing on the First Commercial Sale of such Licensed Product in such country and ending upon the later of: (a) the expiration of Commercial Exclusivity with respect to that Licensed Product in that country; and (b) ten (10) years from the First Commercial Sale of that Licensed Product in such country.

1.45 **"Solid Cancer Indication"** means any solid cancer indication (*e.g.*, without limitation, breast, pancreas, colon cancer), it being understood that each affected human organ shall count as a specific Solid Cancer Indication.

1.46 **"Sublicensee"** means any Person to whom Genenta has granted a sublicense under the Licensed Technology: (a) subject to the previous approval of the scientific advisory board of Genenta, to research and develop and (b) to make, have made, use, offer for sale, sell and import the Licensed Products in the Territory in the Field of Use in accordance with Section 2.6 of this License Agreement. For the sake of clarity, any Affiliate of Genenta and/or any shareholder of Genenta shall not (solely by virtue of being an Affiliate or shareholder, as applicable) be included in the definition of Sublicensee. In addition, any distributor, reseller or similar channel partner that is not granted rights under the Licensed Technology, other than the right to market and/or sell the Licensed Products in the Territory in the Field of Use shall not be included in the definition of Sublicensee.

1.47 **"Territory"** shall mean worldwide.

1.48 **"Third Party"** shall mean any Person other than OSR, Genenta and their respective Affiliates and, for the purposes of the calculation of the Net Sales, shall exclude, for the avoidance of doubt, any Sublicensee of Genenta.

1.49 **"Valid Claim"** shall mean a claim of (a) an issued and unexpired patent included within the Licensed Patents, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a pending patent application that has not been finally abandoned or finally rejected or expired and which has been pending for no more than eight (8) years from the date of filing of such application as a utility, non-provisional application, provided that if such patent application is subsequently granted, such claim(s) shall again be considered Valid Claim(s) once such patent application is granted.

2. LICENSES

2.1 License grant. Subject to the terms and conditions of this Agreement, OSR hereby grants to Genenta an exclusive (which is also exclusive with respect to OSR and its Affiliates, but, to such an extent subject to Section 2.10), royalty-bearing, non-transferrable license (except in connection with a permitted assignment of the

Agreement in accordance with Section 15.2), under the Licensed Technology, to conduct research and to develop, make, have made, use, offer for sale, sell and import the Licensed Products in the Territory in the Field of Use, with the right to sublicense, also on multiple-tier basis, (a) subject however to the prior approval of the scientific advisory board of Genenta and without prejudice to Section 7.8 below, the right to research, develop, make, have made, use and (b) the right to offer for sale, sell and import, that Licensed Products in the Territory in the Field of Use, to the Sublicensees pursuant to the terms of Section 2.6 below.

2.2 **Option.** Subject to the terms and conditions of this Agreement, OSR hereby grants to Genenta an exclusive option, which may be exercised by Genenta at any time during the Option Period upon written notice to OSR (the "**Notice**") to:

(a) include the Additional Patents as part of the Licensed Patents licensed to Genenta under Section 2.1 above, at no additional cost, upon the advice of the Genenta's scientific advisory board, according to which the use of the Additional Patents could be useful for the development and/or commercialization of Licensed Products in the Territory and in the Field of Use; and/or

(b) include a specific OSR Product Improvement as part of the Licensed Know-How licensed to Genenta under Section 2.1 above, at no additional cost, subject to Genenta's scientific advisory board resolving that the specific OSR Product Improvement is useful or necessary of the development and/or commercialization of the Licensed Products in the Territory and in the Field of Use; and/or

(c) include any Solid Cancer Indication as part of the Field of Use, on an indication-by-indication basis, subject to the payment of (i) the Option Fee (as defined below) and (ii) the milestones payments for each Solid Cancer Indication as set forth in Section 4.6 of this Agreement. In the event that Genenta exercises the option set forth under this Section 2.2(c) with respect to any Solid Cancer Indication, the Option Period for any other Solid Cancer Indication shall be extended for twenty-four (24) months as from February 1st 2019.

2.3 **Option Fee and Additional Milestones.** Further to the exercise of the Option set forth by Section 2.2(c) above, the Field of Use of this License shall be (and shall be considered) extended so as to include the relevant Solid Cancer Indication, only upon effective receipt by OSR of the following amounts: (a) Euro [redacted] for the first Solid Cancer Indication; (b) Euro [redacted] for the second Solid Cancer Indication; and Euro [redacted] for the third Solid Cancer Indication. The foregoing amounts shall become due and payable upon receipt of the Notice. No Option Fee shall be due for the 4th (fourth) and following Solid Cancer Indications. For clarity, should Genenta exercise the option granted under Section 2.2(c), the Milestones Payment B shall become effective and due upon occurrence of the

relevant Milestone Event with respect to such Solid Cancer Indication, as set forth in Section 4.6 of this License Agreement and the other financial terms and conditions set forth by this License Agreement shall apply, *mutatis mutandis*, to the sale of any Licensed Products for such Solid Cancer Indication.

2.4 **Exclusivity of the Option.** During the Option Period, as eventually extended pursuant to Section 2.2(c) above, OSR may not grant or transfer to any Third party any rights that are covered by the options granted to Genenta under Section 2.2(a) and (c) above.

2.5 **License non-transferrable.** The license granted by OSR under this Agreement is non-transferable, except in connection with a permitted assignment of the Agreement in accordance with Section 15.2 below.

2.6 **Sublicense.** Subject to the terms and condition of this Agreement, OSR hereby grants Genenta, under the Licensed Technology, the right to sublicense, where permissible also on a multiple-tier basis, the following: (a) subject however to the prior approval of the scientific advisory board of Genenta and without prejudice to Section 7.8 below, the right to research, develop, make, have made, use; and (b) the right to offer for sale, sell and import the Licensed Products in the Territory in the Field of Use as granted to Genenta under Section 2.1 above, to any Sublicensee, provided that Genenta:

(i) before the signature of any sublicense agreement notifies to OSR the corporate name and details of the relevant Sublicensee, the scope of the prospective sublicense agreement and, should such Sublicensee be granted with any of the rights mentioned under letter (a) of this Section 2.6, the advice of the scientific advisory board approving the involvement of such Sublicensee;

(ii) ensures that the applicable sublicense agreement entered into with each Sublicensee be consistent with (and do not exceed) the scope of the licenses granted under this Agreement;

(iii) is and remains fully responsible and liable towards OSR for the actions or omissions of each Sublicensee which result in a breach of the terms and conditions of this License Agreement.

2.7 **Distributors and Third Parties' suppliers.** Subject to the terms and conditions of this Agreement, Genenta shall be (and keeps) full responsibility towards OSR for any act and/or omission of any distributors of the Licensed Products as well as of any Third Party suppliers engaged in connection with the activities covered by this License Agreement, to the extent that such act or omission results in a breach of the terms and conditions of this License Agreement and/or in the prejudice of OSR's interests under this License Agreement.

2.8 **No other right.** Genenta hereby expressly agrees and acknowledges that the rights granted under the Licensed Technology pursuant to this Agreement concern only the Licensed Products in the Field of Use, and that no rights or licenses are hereby granted to Genenta and/or its Affiliates and/or its Sublicensees by OSR under this Agreement with respect to any active pharmaceutical ingredient or therapeutic agent or field of use other than those expressly stated in this License Agreement. Neither Party grants to the other Party any rights, licenses or covenants in or to any intellectual property, whether by implication, estoppels, or otherwise, other than the license rights that are expressly granted under this Agreement.

2.9 **OSR license to the Genenta Product Improvements.** Subject to the terms and conditions of this License Agreement, Genenta hereby grants to OSR during the Term a perpetual, worldwide, royalty-free, non-exclusive license under the Genenta Product Improvements as follows: (a) subject to Section 3 below, to carry out internal research in the Field of Use directly or in or with the collaboration of any Third Party; and (b) for any use outside the Field of Use, in which case the license shall be sublicenseable, also on a multiple-tier basis, provided however that each sublicensee of OSR shall be subject to non-disclosure obligations with respect to the Genenta Product Improvements at least comparable to those set forth in Section 8 below.

2.10 **OSR's retained rights.** OSR and the relevant Affiliates shall retain the right to use the Licensed Technology as follows: (a) subject to Section 3 below, for internal research use only, either founded by OSR and/or its Affiliates or by any Third Party, including through the TIGET Institute, in the Field of Use; and (b) for any use or exploitation outside the Field of Use, without any limitation of right, and including the right to grant sublicense, also on a multiple tier level; provided that, for clarity, OSR may not during the Term grant or transfer any rights to, or deliver to any person or entity any Licensed Technology for use in the Field of Use (and, subject to the exercise of the option set forth by Section 2.2(b) above, any OSR Product Improvement for use in the Field of Use).

2.11 **Availability of Existing Know-how.** OSR shall provide Genenta with a copy of all information available to OSR incorporating the Existing Know-How, relating to the Field of Use, including without limitation, listings and tables of results from the pre-clinical studies within sixty (60) Business Days following the achievement of the Investment Threshold. Thereafter, OSR shall deliver to Genenta the OSR Product Improvements, during the Term, subject to the exercise of the option set forth by Section 2 2b) above.

2.12 **Registrations.** Subject to the terms and conditions of this Agreement and the reaching by Genenta of the Investment Threshold, OSR acknowledges and agrees that Genenta shall own (or be transferred if already issued) all Registrations for Licensed Products for use in the Field of Use in each country in the Territory. Upon (and subject to the) reaching by Genenta of the Investment Threshold, OSR hereby grants to Genenta a free-of-charge, sublicenseable right to reference and

have access to all Registrations and all other regulatory documents that relate to the Licensed Technology, including INDs, BLAs, NDAs and DMFs, and any supplements, amendments or updates to the foregoing, all of the above provided that these Registrations and other regulatory documents concern the use of the Licensed Product in the Field of Use. OSR shall promptly notify Genenta of any written or oral notices received from, or inspections by any Regulatory Authority relating to any such Registrations, and shall promptly inform Genenta of any responses to such written notices or inspections and the resolution of any issue raised by such Regulatory Authority.

3. NON-COMPETE

3.1 **Non-compete.** Notwithstanding anything to the contrary in this Agreement, OSR may not: (A) grant any license to any Third Party to commercialize a Competing Product, in each case until the earlier of (a) 5 (five) years as from the Effective Date or (b) the completion of the first Phase I/II Clinical Trial of the Licensed Product; and (B) grant any option to any Third Party to commercialize a Competing Product for the initial two (2) year-period as from the Effective Date. Notwithstanding the foregoing, OSR shall be free to grant any Third Party the right to research and develop any such Competing Product at any time during the Term as well as to grant any other right upon the expiry of the terms set forth by letters (A) and (B) above.

3.2 **Sufficient consideration.** The Parties acknowledge and agree that the economic terms and conditions set forth by this License Agreement have been assess and agreed also as consideration, and in the light, of the non-compete undertakings set forth by Section 3.1 above.

4. FINANCIAL CONSIDERATIONS

4.1 **Upfront Fee.** Genenta shall pay to OSR an amount equal of Euro [redacted] (the **"Upfront Fee"**), which shall be due upon achievement by Genenta of the Investment Threshold.

4.2 **Royalties.** Subject to Sections 4.3 and 4.4, Genenta shall pay to OSR royalties equal to [redacted] of Net Sales of each Licensed Product (the **"Royalties"**). It is understood and agreed that the amount of the Royalties shall be due and payable with respect to each Licensed Product regardless of how many Valid Claims cover such Licensed Product.

4.3 **Generic competition.** Subject to Section 4.4 below, upon commencement of Generic Competition with respect to a Licensed Product in a country included in the Territory, and thereafter for so long as such Generic Competition persists, the

Royalties payable thereafter under Section 4.2 above with respect to such Licensed Product sold in such country shall be reduced by:

(a) [redacted] percent [redacted] if such Generic Product(s) represent(s) a total quantity sold of at least [redacted] percent [redacted] of the total quantity sold of such Licensed Product and such Generic Product(s), in the aggregate, in such country in such Calendar Year, as determined by the number of unit equivalents for such Licensed Product and such Generic Product(s), in the aggregate, during such Calendar Year (as measured by an IMS audit or other mechanism selected by Genenta and accepted by OSR);

or, as the case may be,

(b) [redacted] percent [redacted] if such Generic Product(s) represent(s) a total quantity sold of at least [redacted] percent [redacted] of the total quantity sold of such Licensed Product and such Generic Product(s), in the aggregate, in such country in such Calendar Year, as determined by the number of unit equivalents for such Licensed Product and such Generic Product(s), in the aggregate, during such calendar year (measured as described in letter (a) above).

4.4 **Royalty floor.** In no event shall the amount of the Royalties due and payable by Genenta to OSR in accordance with Section 4.2 be reduced by (a) reason of Generic Competition as set forth by Sections 4.3(a) and 4.3(b) above or (b) any Licensing Necessity as set forth by Section 4.7 below, whether alone or in combination, to less than [redacted] of the Royalties that would otherwise (*i.e.* without applying the mentioned reductions) be due under Section 4.2 above for each Calendar Quarter.

4.5 **Net Sublicensing Income Sharing.** In addition to the Royalties set forth by Section 4.2 above and to the Milestone Payments set forth by Section 4.6 below, Genenta shall pay to OSR an amount equal to [redacted] of Net Sublicensing Income for each Licensed Product (the "**OSR Sublicensing Income**").

4.6 **Milestones.** In addition to the Royalties set forth by Section 4.2 above and to the OSR Sublicensing Income set forth by Section 4.5 above, Genenta shall pay to OSR:

(a) for each Lympho Hematopoietic Indication of each Licensed Product, on a Licensed Product-by-Licensed Product basis and on an Indication-by-Indication basis, and within thirty (30) Business Days as of the occurrence applicable milestone event indicated in the table below (each a "**Milestone Event**"), the amount indicated in the said table with respect to such Milestone Event (each "**Milestone Payment A**");

(b) subject to the exercise of the option granted to Genenta under Section 2.2(c) above, for each Solid Cancer Indication of each Licensed Product, on a Licensed Product-by-Licensed Product basis and on an Indication-by-Indication basis, and within thirty (30) Business Days as of the occurrence a Milestone Event, the amount indicated in the said table with respect to such Milestone Event (each "**Milestone Payment B**" and, together with the Milestone Payments A, the "**Milestone Payments**"), it being understood that starting from the fifth (5th) Solid Cancer Indication (included) onwards, the amount of first two (2) Milestone Payments B shall be reduced by [redacted]. In addition, if clinical proof of concept (*PoC*) is not achieved in the first Solid Cancer Indication, and Genenta exercises the option set forth by Section 2.2(c) with respect to a second Solid Cancer Indication, then the first two (2) Milestone Payments B will be reduced by [redacted] for such second Solid Cancer Indication. For clarity, for the purposes of determining milestone payments under this Section 4.6, a given Licensed Product includes all dosage strengths and formulations of such Licensed Product.

Milestone Event	Milestone Payment A	Milestone Payment B
First patient dosed with a Licensed Product in Phase I/II Clinical Trial	[redacted]	[redacted]
First patient dosed with such Licensed Product in a Phase III Clinical Trial	[redacted]	[redacted]
MAA Approval for such Licensed Product in the first Major EU Country	[redacted]	[redacted]
NDA acceptance for such Licensed Product (United States of America)	[redacted]	[redacted]
First Commercial Sale of such Licensed Product in the United States of America	[redacted]	[redacted]
First Commercial Sale of such Licensed Product in	[redacted]	[redacted]

three (3) out of 5 Major EU Countries		
Aggregated Net Sales in the Territory during a single Calendar Year firstly exceeding Euro [redacted]	[redacted]	[redacted]

4.7 **Anti-stacking.** If:

(a) in order to avoid infringement of any claim of any Third Party's patent and/or know-how by any Licensed Product, it is reasonably necessary to: (x) obtain a license from such Third Party in order to secure Genenta's rights and licenses to develop and commercialize such Licensed Product, as it has been developed by (or on behalf of) OSR as at the Effective Date (such necessity to obtain a Third Party-license, the "**Licensing Necessity**"); and (y) pay a royalty or other amounts under such license (including, without limitation, in connection with settlement of a patent infringement claim); or

(b) Genenta shall be subject to any enforceable order or ruling of any court of competent jurisdiction, requiring the payment of a royalty or other similar payment or compensation or indemnification to a Third Party patent or know-how holder with respect to the development, marketing, manufacture or commercialization of the Licensed Product, as it has been developed by (or on behalf) of OSR as of the Effective Date,

Then, in the case of each of letters (a) and (b) above, and provided that Genenta has previously informed of, and reasonably consulted with, OSR on the Licensing Necessity, [redacted] of the royalty or other payment or compensation or indemnification which is owed and paid to such Third Party will be fully offset against the Milestone Payments and/or the Royalties otherwise owed to OSR under this Section 4; provided further that: (a) in the event that Genenta is entitled to seek and actually obtains a stay of application of such order or ruling, Genenta shall not be entitled to offset any such Milestone Payments and/or Royalties, as the case may be, while such stay is in effect or is not requested by Genenta; and (b) in the event that such order or ruling is reversed upon appeal and Genenta obtains reimbursement of the sums taken to offset Milestone Payments and/or the Royalties hereunder, such sums shall be promptly reimbursed to OSR by Genenta.

4.8 **Disagreement on the Licensing Necessity.** If OSR disagrees with Genenta's view that there is a Licensing Necessity, Genenta may, at its own costs and expense, request a written opinion on the Licensing Necessity from an independent

law firm which is internationally recognized in intellectual property matters (the "**Independent Law Firm**"). If the Independent Law Firm confirms that there is no Licensing Necessity or is unable to provide such confirmation, then the costs of the Independent Law Firm shall be paid solely by Genenta. If the Independent Law Firm confirms that there is a Licensing Necessity, the costs of the Independent Law Firm shall be paid by OSR. The Parties agree that the determination of the Independent Law Firm as to whether or not a Licensing Necessity exists shall be final and binding on the Parties.

4.9 **VAT**. Each of the payment due to OSR from Genenta under this Agreement are exclusive of applicable value added tax to be charged to Genenta under any applicable law ("**VAT**") and, accordingly, all applicable VAT shall be added to the above payments and paid by Genenta to OSR.

5. ROYALTY REPORTS AND ACCOUNTING

5.1 **Royalty reports**. Within forty-five (45) Business Days after the end of each Calendar Quarter during the Term of this Agreement, Genenta shall furnish to OSR a quarterly written report showing in reasonably specific details the following: (a) the calculation of Net Sales during such Calendar Quarter; (b) the calculation of Net Sublicensing Income for such Calendar Quarter; (c) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales and Net Sublicensing Income; (d) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (e) the exchange rates, if any, used in determining the amount of Euro. With respect to sales of Licensed Products invoiced in Euros, the gross sales, Net Sales and royalties payable shall be expressed in Euro. With respect to (i) the Net Sales invoiced in a currency other than Euro and (ii) any cash consideration paid by the Sublicensees in a currency other than Euro, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The Euro equivalent shall be calculated using the average of the exchange rate (local currency per Euro 1) published in The Wall Street Journal, Western Edition, under the heading "*Currency Trading*" on the last Business Day of each month during the applicable Calendar Quarter.

5.2 **Audits**. Upon written request of OSR and not more than twice in each Calendar Year (except for just cause), Genenta shall permit an independent certified public accounting firm of nationally recognized standing selected by OSR, at OSR's expense, to have access during normal business hours to such of the financial records of Genenta as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the twelve (12) Calendar Quarters immediately prior to the date of such request. If such accounting firm concludes that additional amounts were owed during the audited period, Genenta shall pay such additional amounts within twenty (20) Business Days after the date OSR delivers to Genenta such accounting firm's written report so concluding. The fees charged by such

accounting firm shall be paid by OSR; provided, however, if the audit discloses that the overall amounts actually paid by Genenta for such audited period are lower by more than [redacted] than the amount payable and due for such period as evidenced by the report of the accounting firm, then Genenta shall pay the reasonable fees and expenses charged by such accounting firm. OSR shall cause its accounting firm to retain all financial information subject to review under this Section 5.2 in strict confidence; provided, however, that Genenta shall have the right to require that such accounting firm, prior to conducting such audit, enters into an appropriate non-disclosure agreement with Genenta regarding such financial information. OSR shall treat all such financial information as Genenta's Confidential Information.

6. PAYMENTS

6.1 **Payment terms.** (a) The Upfront Fee shall be paid by Genenta to OSR by and not later than June 30, 2015. (b) All Royalties and OSR Sublicensing Income payable and due in accordance to this License Agreement shall be paid by Genenta to OSR by forty-five (45) Business Days as of the end of each Calendar Quarter, irrespective of the receipt of the report provided by Genenta in accordance with Section 5.1 above. (c) All Milestone Payments payable and due in accordance to this License Agreement shall be paid by and not later than thirty (30) Business Days as from the day on which the relevant Milestone Event occurs, irrespective of the receipt of the report prepared by Genenta in accordance with Section 5.1.

6.2 **Exchange control.** If at any time legal restrictions prevent the prompt remittance of part or all Royalties with respect to any country in the Territory where the Licensed Product is sold, Genenta shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to OSR's account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

6.3 **Withholding taxes.** Genenta shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, payable by Genenta or its Sublicensees, or any taxes required to be withheld by Genenta or its Sublicensees, to the extent Genenta or its Sublicensees pay to the appropriate governmental authority on behalf of OSR such taxes, levies or charges. Genenta shall use reasonable efforts to secure an exemption or a reduction in any withholding taxes and minimize any such taxes, levies or charges required to be withheld on behalf of OSR by Genenta or its Sublicensees. Genenta shall promptly deliver to OSR proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

6.4 **Late payment interest rate.** Without prejudice to Section 6.5 below and to Section 10.3 below, any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interests at a rate equal to the thirty (30) day *"euribor"* rate, divisor 365, effective for the date that payment was due, as reported by *"Il Sole 24 Ore"* plus [redacted]

6.5 **Late payment interest rate for Milestone Payment.** Without prejudice to Section 10.3 below, the Parties agree that, with regard to the payments of the Milestone Payments, late payment interests shall accrue at an overall rate of [redacted] on a yearly basis, divisor 365, from the date on which the said Milestone Payment was payable and due until the date on which each of the afore-mentioned payments was effectively made.

6.6 **Bank transfer.** All payments set forth by this Agreement shall be made through bank transfer to the bank account indicated by OSR in writing.

7. GENENTA'S DEVELOPMENT, PHARMACOVIGILANCE, MANUFACTURE AND MARKETING OBLIGATIONS

7.1 **Development of the Licensed Products.** Genenta shall carry out and perform, under its own responsibility and at its own risk, all development activities necessary and/or useful so that at least one Licensed Product reach filing of the NDA with the FDA and of the MAA with the EMA, respectively, in the United States of America and in the European Union. Consistently with the above: (a) Genenta shall carry out these activities in accordance with (i) the terms of this Agreement; (ii) the Applicable Regulations, the cGCP, the cGLP and the cGMP, as applicable, and (iii) the Best Standards (it being agreed that, to the extent it is not imputable to Genenta, the refusal or rejection of the NDA by the FDA and/or of the MAA by the EMA shall not trigger a breach of this License Agreement); and (b) OSR covenants that it shall not withheld and/or delay any approval, delivery of document or information which may be reasonably required in carrying out the development activities. Genenta hereby commits to carry out the development activities through highly skilled professionals and sufficient level of resources and, in any case, to invest in activities related to Licensed Product(s) in the Field of Use the following amounts: (a) at least [redacted] with respect to the development of such Licensed Product(s), (b) at least [redacted] with respect to the manufacturing of such Licensed Product(s) (it being understood that such amount may be lower in the event Genenta is able to obtain from the applicable supplier(s) pricing terms that are more favorable than estimated as of the Effective Date, and/or Genenta's requirements of Licensed Product(s) are lower than estimated as of the Effective Date), and, for clarity, (c) the Upfront Fee in accordance with Section 4.1.

7.2 **Resources.** Consistently with the above, Genenta shall: (a) maintain and utilize highly qualified and experienced scientific staff, sufficient facilities as may be

reasonably needed to perform the development activities in accordance to this Agreement; and (b) use personnel and/or consultants with sufficient skills and experience as may be reasonably required to accomplish efficiently and expeditiously the development activities in a good scientific manner and in compliance in all material respects with all Applicable Regulations, cGCP and cGLP standards, as applicable.

7.3 **Records.** Genenta shall maintain records, in sufficient details and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding any Licensed Products.

7.4 **Reports.** Within sixty (60) Business Days following the end of each Calendar Year during the Term of this Agreement, Genenta shall prepare and deliver to OSR a written summary report which shall describe: (a) the research performed to date by employing the Licensed Technology, (b) the progress of the development, and testing of any Licensed Products in clinical trials, and (c) the status of obtaining regulatory approvals to market any Licensed Products.

7.5 **Regulatory.** During the Term of this Agreement, as between the Parties and towards the Regulatory Authorities, Genenta shall be responsible for preparing all filings of the MAA and NDA of each Licensed Product in the Field of Use. Genenta shall be responsible to deploy Best Standards in the filing of such MAA and NDA with the Regulatory Authorities as well as for any interaction with these Authorities in relation to the MAA Approvals requested, until the said Approvals are achieved.

7.6 **Pharmacovigilance.** Genenta will manage, at its own costs and expense, all pharmacovigilance requirements for each Licensed Products in the Field of Use in any country in the Territory and shall serve as the holder of the world-wide pharmacovigilance database for the Licensed Products in the Field of Use.

7.7 **Pharmacovigilance records and cooperation by OSR.** Genenta shall maintain accurate records of all non-medical and medical Licensed Product-related complaints and reports of adverse events with respect to any Licensed Product in the Field of Use in the Territory. Genenta shall be responsible for meeting regulatory safety reporting obligations in compliance with the requirements of the FDCA, 21 U.S.C. § 321 et seq., the Directive 2001/20/EC, the regulations promulgated thereunder, and equivalent Applicable Regulations in each case with respect to any Licensed Product in the Field of Use in the Territory. As soon as the Parties will enter a clinical trial agreement, they shall also enter into a pharmacovigilance agreement, which shall specify all relevant undertakings to conduct a clinical trial and to report serious adverse events, which agreement shall be consistent with Sections 7.6 and 7.7 hereunder and shall additionally set forth, among other things, provisions for the mutual reporting of serious adverse events.

7.8 **Clinical trial primary site**. For the Term of this License Agreement, Genenta hereby elects OSR as primary site in any pre-clinical study or clinical trial (including all phases thereof) relating to any Licensed Products in the Field of Use (as eventually extended in accordance with Section 2.2. above), subject to OSR (b) maintaining at all times any required quality standards and otherwise complying with the OSR-Genenta Scientific Collaboration Agreement and (b) providing its services on customary and reasonable terms and consistent with then-applicable market standards.

7.9 **Manufacturing**. As between the Parties and their Affiliates and Sublicensees, Genenta will be responsible for the manufacturing and supply of any Licensed Products in the Territory (including, for clarity, through Sublicensees in accordance to the terms of this Agreement), at Genenta's sole expense. This obligation includes responsibility for managing all aspects of the supply chain, to be used for the commercialization of any Licensed Products. In manufacturing, supplying and marketing each Licensed Products Genenta will comply with all Applicable Regulations, including cGMP.

7.10 **Promotion and marketing**. As between the Parties and their Affiliates and Sublicensees, Genenta shall use its Commercially Reasonable Efforts to promote, advertise and market each Licensed Product in the Field of Use and in the Territory (including, for clarity, through Sublicensees in accordance to the terms of this Agreement), at its own cost and expense. In no case shall OSR be responsible for, or liable to, any Third Party, to the extent that such liability derives from any inaccurate or misleading statements in Genenta's promotional and sales literature.

8. CONFIDENTIALITY

8.1 **Confidential Information**. During the Term of this Agreement, and until (a) five (5) years following the expiry of this Agreement or (b), in any case of early termination or withdrawal, for as long as and to the extent the Confidential Information are covered by an MAA Approval in any of the country in the Territory, each Party shall (1) maintain in strict confidence all information of the other Party that is disclosed by the other Party and/or is identified as, or acknowledged to be, confidential at the time of disclosure, including, for the avoidance of doubts, the Existing Know-How, the Genenta Product Improvements and the OSR Product Improvements (the "**Confidential Information**"), it being understood that the Existing Know-How and OSR Product Improvements shall also be protected under this Article 8 as OSR's Confidential Information, and the Genenta Product Improvements as Genenta's Confidential Information, and (2) not use, disclose or grant the use of the Confidential Information, except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent that such disclosure is reasonably necessary in connection with performing its obligations or exercising its

rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each Party hereto shall obtain agreement of any such Person to hold in strict confidence and not to use the Confidential Information for any purpose other than those permitted by this Agreement. Each Party shall notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other Party's Confidential Information.

8.2 **Permitted disclosures.** The confidentiality obligations contained in Section 8.1 shall not apply to the extent that:

(a) any receiving Party (the "**Recipient**") is required: (i) to disclose information by law, regulation or order of a Governmental Authority, or (ii) to disclose information to any Governmental Authority for purposes of obtaining approval to test or market the Licensed Product, provided in either case that the Recipient shall provide written notice thereof to the other Party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or

(b) the Recipient can demonstrate that: (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other Party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source not under a duty of confidentiality to the other Party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other Party.

In addition, Genenta may disclose Confidential Information regarding the Licensed Know-How for the following purposes: (a) regulatory filings and other filings with Governmental Authorities, including filings with the FDA, as necessary for the development or commercialization of Licensed Technology and the Licensed Products: (b) prosecuting or defending litigation; (c) complying with Applicable Regulations, including regulations promulgated by securities exchanges, (d) disclosures to its employees, agents, independent contractors, and Sublicensees only on a need-to-know basis and solely in connection with the performance of this Agreement, provided that each disclosee must be bound by obligations of confidentiality and non-use consistent and at least comparable to those set forth in this Section 8; (e) disclosure of the stage of data regarding the development and commercialization of Licensed Products under this Agreement to any *bona fide* potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner, provided that each disclosee must be bound by obligations of confidentiality and non-use consistent and at least comparable to those set forth in this Section 8.

8.3 **Terms of this Agreement**. OSR and Genenta shall not disclose any terms or conditions of this Agreement to any Third Party, without the prior consent of the other Party, except as set forth in Section 8.2 above or to any *bona fide* potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner or Sublicensee; provided however that each disclosee must be bound by obligations of confidentiality and non-use consistent and at least comparable with those under this Section 8.

8.4 **Press releases; public filings**. Neither Party shall issue any press release or other public announcement disclosing the existence of this Agreement or any of the terms or conditions of this Agreement or the transaction contemplated by this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the above, each Party may file a copy of this Agreement or portions thereof with any Government Authorities to the extent required under Applicable Law.

9. IP RIGHTS

9.1 **Patents' prosecution and maintenance**. OSR shall have the right and obligation to control the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patents. The costs of the foregoing activities shall be borne by OSR prior to the achievement of the Investment Threshold, and, following, such achievement by Genenta, who, for the avoidance of doubt, shall reimburse all costs borne by OSR in accordance with this Section 9.1 from the Effective Date to the date on which the Investment Threshold is met, provided however that should other licensees benefit from the preparation, filing, prosecution and maintenance of the said patents and patents applications, such costs shall be allocated on a *pro-rata* basis based on the number of licensees, to the extent such licensees are contractually obligated to bear such costs, on a country-by-country basis. If OSR elects not to file any such patent application in any country, or decides to abandon any such pending application or issued patent in any country, OSR shall promptly provide written notice to Genenta, and Genenta shall have the right, at its sole expense and notwithstanding the above, to assume control of the preparation, filing, prosecution and maintenance of such patent application or patent in its name at its own expense.

9.2 **Notification of infringement**. Each Party shall (and shall procure that its own Affiliates and/or Sublicensees) notify the other Party of any infringement in the Territory known to such Party of any Licensed Technology and shall provide the other Party with the available evidence, if any, of such infringement.

9.3 **Enforcement of IP rights**. OSR shall have the right at its sole expense and in its sole discretion to control the enforcement of the Licensed Technology against any infringers. If, within two (2) months of receipt of written notice by Genenta that a Third Party is marketing in the Field of Use a product that infringes the Licensed

Technology, OSR fails to file suit to enforce such Licensed Technology against the infringing party in the Field of Use, then Genenta shall have the right to take whatever action it deems appropriate in its own name and, if required by law and in any case after written notice to OSR, in the name of OSR to enforce such Licensed Technology in the Field of Use, and OSR shall reasonably cooperate with Genenta in the planning and execution of any such action to enforce such Licensed Technology in the Field of Use. The Party controlling any such enforcement action may not settle, or otherwise consent to an adverse judgment in, such action, without the prior express written consent of the non-controlling Party. All monies recovered upon the final judgment or settlement of such action shall be shared, after reimbursement of expenses, in relation to the damages suffered by each Party or, failing a *bona fide* agreement between the Parties, on a 50%-50% basis.

9.4 **Cooperation.** In any suit to enforce and/or defend the Licensed Technology pursuant to this Section 9, the Party not in control of such suit shall, at the request and expense of the controlling Party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like, in any case in compliance with Section 8 above and to the extent that such cooperation is not precluded by any agreements executed by such cooperating Party with any Third Party.

10. TERMINATION

10.1 **Expiration.** Unless terminated earlier as set forth below, this Agreement shall expire upon expiry of the Royalty Term for all Licensed Products and all countries in the Territory (the "Term").

10.2 **Termination for breach.** Without prejudice to Sections 10.3 and 10.4 below, should one Party materially breaches any obligations set forth by this License Agreement, then the non-breaching Party may deliver notice of such breach to the other Party, in accordance to Section 15.1 below, along with a warning to cure the breach and granting the non-breaching Party a sixty (60) Business Days deadline to cure the breach. Should the breaching Party fail to cure the breach within the aforementioned deadline, this Agreement shall be terminated by law, without prejudice to any further right or remedy accruing to the benefit of the non-breaching Party pursuant to the applicable law.

10.3 **Termination for failure to pay.** Should Genenta fail to pay the Upfront Fee and/or any Royalty and/or any Milestone Payment and/or any OSR Sublicensing Income payable and due under Sections 4.1, 4.2, 4.5 and 4.6 hereunder, in each case within thirty (30) days following the expiration of the applicable deadlines as indicated, respectively, in letters (a), (b) or (c) of Section 6.1 above, as the case may be, then OSR shall have right to terminate this License Agreement forthwith, by sending a written notice to Genenta in accordance to Section 15.1 below.

10.4 **Termination for failure to develop.** OSR may terminate this Agreement upon sixty (60) Business Days prior written notice to Genenta, to be sent in accordance to Section 15.1 below, subject in each case to OSR's compliance with the OSR-Genenta Scientific Collaboration Agreement, in the event that:

(a) Genenta has exercised the option set forth in Section 2.2(c) above with respect to one or more Solid Cancer Indications and Genenta (or a Sublicensee) has not filed an IND with respect to the applicable Solid Cancer Indication for which the option was exercised (the "**Terminated Solid Cancer Indication**"), within three (3) years from the date of the exercise of the option, it being understood that in such case: (a) the termination rights shall be limited to the Terminated Solid Cancer Indication; (b) any further activity on the said Terminated Solid Cancer Indication shall be immediately discontinued by Genenta; and (c) the provisions of Section 10.9 below shall apply only with respect to that Terminated Solid Cancer Indication; or

(b) Genenta has exercised the option set forth in Section 2.2(c) above with respect to three (3) Solid Cancer Indications and Genenta (or a Sublicensee) has not filed an IND with respect to any such Solid Cancer Indications for which the option was exercised, within three (3) years as of the date on which the relevant option was exercised, it being understood that in such case: (a) the termination rights shall be apply to all Solid Cancer Indications (but not to any Lympho-Hematopoietic Indications, to the extent it shall be included under this License Agreement, for which the provisions of this License Agreement shall survive); (b) any further activity on all Solid Cancer Indications shall be immediately discontinued by Genenta; and (c) the provisions of Section 10.9 below shall apply to all Solid Cancer Indications.

(c) no patient has been dosed with a Licensed Product in a Phase III Clinical Trial for a Lympho-Hematopoietic Indication by the seventh (7th) anniversary of the Effective Date, it being understood that in such case: (a) the termination rights shall be limited to all Lympho-Hematopoietic Indications (but not to any Solid Cancer Indication, to the extent it shall be included under this License Agreement, for which the provisions of this License Agreement shall survive); (b) any further activity on all Lympho-Hematopoietic Indications shall be immediately discontinued by Genenta; and (c) the provisions of Section 10.9 below shall apply to all Lympho-Hematopoietic Indications.

10.5 **Termination of the Investment Agreement.** OSR may withdraw from this Agreement, at no costs and with no indemnification, immediately upon written notice to Genenta, to be sent in accordance to Section 15.1 below, in any case of termination of the Investment Agreement other than a "*Disinvestimento*" (as defined in the Investment Agreement).

10.6 **Withdrawal of OSR.** The Parties hereby agree that OSR shall have the right to withdraw from this License Agreement forthwith, through written notice to Genenta, to be sent in accordance to Section 15.1 below, and with no compensation to Genenta, in the event the Investment Threshold is not reached by June 30, 2015.

10.7 **Termination for winding-up of Genenta.** OSR may withdraw from this Agreement, at no costs and with no indemnification, immediately upon written notice to Genenta, to be sent in accordance to Section 15.1 below, should Genenta (a) resolves its voluntary liquidation (also in accordance with the provisions of the Genenta Investment Agreement) or (b) be liquidated by in accordance with the Applicable Regulations.

10.8 **Termination by Genenta.** In the event that, upon the advice of Genenta's scientific advisory board, no Licensed Product in the Field can be successfully developed by Genenta under the Licensed Technology due to critical and objective technical or scientific reasons concerning the safety or efficacy of such Licensed Products, then Genenta may terminate this Agreement, upon one-hundred twenty (120) Business Days prior written notice to OSR, to be sent in accordance to Section 15.1 below. In such case, Section 10.9 shall apply as well.

10.9 **Effect of expiration or termination.** In any case of expiration of termination of this Agreement,

(a) All licenses granted to Genenta in this License Agreement under the Licensed Technology and the OSR Product Improvements shall immediately terminate without any monetary consideration by OSR to Genenta;

(b) Genenta shall assign to OSR, at no costs, all trademarks relating to the Licensed Products indicated in the NDA filed by Genenta with the FDA and in the MAA filed with the EMA;

(c) The Parties shall not be relieved of any obligation accruing prior to such expiration or termination, and the provisions of Sections 2.8, 4, 6, 8, 10.9, 13, 14, 15 and 16 shall survive the expiration or termination of this Agreement, it being understood that only in case of expiration of each Royalty Term, on a country-by-country, with respect to the applicable country the license on the Licensed Know-How shall survive for the marketing and commercialization of the Licensed Products in the Field of Use;

(d) Genenta and its Sublicensee, as applicable, shall be permitted to distribute and sell all Licensed Products that were in inventory or in production on the date of such expiration or termination, for a period of twelve (12)

months following the effective expiration or termination date, in accordance with the terms of this Agreement.

(e) OSR shall assume any sublicense entered into by Genenta with its Sublicensees, provided that and subject to: (i) such sublicense complies with letters (i) and (ii) of Section 2.6 above; (ii) Genenta has first represented and warranted in writing to OSR that as of the effective date of such expiration or termination, such Sublicensee is then in full compliance with all terms and conditions of its sublicense; and (iii) such Sublicensee agrees in writing to assume all applicable obligations of Genenta under this Agreement with respect to the scope of the sublicense, it being understood and agreed that should even only one of the conditions and requirements set forth by letters (i), (ii) and (iii) above is not met and fulfilled, the relevant sublicense shall be and remain without effects as between Genenta and/or OSR and the relevant Sublicensee.

(f) Within thirty (30) Business Days following the effective date of expiration or termination of this Agreement, Genenta shall transfer and assign to OSR all tangible embodiments of the Genenta Product Improvements generated by Genenta as of the time of such expiration or termination without any compensation to be paid by OSR as well as all MAA Approvals related to each Licensed Products in the Territory, all data and information relating to each Licensed Products, including the relevant drug master file, as well as all intellectual property rights relating to the Licensed Products accrued to the benefit of Genenta in accordance with this License Agreement, including all patents and patents applications registered in the name of Genenta and covering the Licensed Products and/or the Genenta Product Improvements, by also executing and timely providing all approvals, documents and deeds which may be necessary to notify such assignment and transfer to the Regulatory Authorities and to all Third Parties;

(g) OSR, or its designee, shall have the right (but not the obligation) to assume and take over all then-existing and ongoing contracts and contractual arrangements eventually entered into by Genenta with any Third Parties other than Sublicensees, related in any manner whatsoever to the ongoing development of the Licensed Product (including but not limited to all research contracts) for which assignment is possible, and the Parties shall cooperate to promptly transfer or assign to OSR, or its designee, all such contracts and arrangements, in each case, at Genenta's cost and expense. To facilitate the assumption and taking over of any and/or all such existing and ongoing contracts or contractual arrangements as set forth above, Genenta agrees to provide a detailed list of such contracts and contractual arrangements to OSR within twenty (20) Business Days as of the effective date of such expiration or termination. OSR will then have one hundred forty-five (145) days from the receipt of that list (the "**Election Period**") to

make its election as to whether to assume and take-over any or all of the contracts and contractual arrangements.

11. REPRESENTATIONS AND WARRANTIES

11.1 **Mutual representations and warranties.** Each Party hereby represents and warrants to the other Party as follows:

(a) Such Party is a corporation duly organized, validly existing and in good standing under the laws of the State or country in which it is incorporated;

(b) Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

(c) All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained;

(d) The execution and delivery of this Agreement and the performance of such Party's obligations hereunder (a) do not conflict with or violate any requirement of the Applicable Regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

11.2 **OSR additional representations and warranties.** OSR hereby represents and warrants to Genenta that at the Effective Date, except as set forth in Exhibit 11.2, in the Field of Use:

(a) OSR is the sole and exclusive owner of the Licensed Technology, or has the right to grant the licenses granted under Section 2 above with respect to the Licensed Technology based, *inter alia*, on the OSR-Telethon Cooperation Agreement;

(b) OSR has not granted to any Third Party any license or other interest in the Licensed Technology.

(c) OSR does not own or control any patent or patent application other than the Licensed Patents (including, where applicable, the Additional Patents) that are required or useful for the development, manufacturing or commercialization of the Licensed Products.

(d) To the best knowledge of OSR, there are no pending or threatened claims, judgments or settlements against OSR relating to the Licensed Technology.

(e) To the best of OSR's knowledge, no Third Party has infringed or is infringing any Licensed Technology.

(f) Without limiting letter (c) of Section 11.1 above, OSR hereby represents and Genenta hereby acknowledges that OSR has received from Molmed S.p.A., with registered offices in Milano, via Olgettina No. 58, Fiscal Code 11887610159, a notice that it is not willing to exercise the option rights on the exploitation of the certain patents necessary for the carrying out of the Genenta Project.

11.3 **Genenta Additional Representations and Warranties.** Genenta hereby represents and warrants to Genenta that:

(a) The development of the Licensed Products under the Licensed Technology and this Agreement shall be conducted in accordance with the Applicable Regulations, including the cGCP and cGLP, as applicable, it being understood that this Section 11.3(a) shall not be applicable to the extent that any breach is imputable to OSR under the OSR-Genenta Scientific Collaboration Agreement;

(b) The manufacturing of the Licensed Products shall be conducted in accordance with the Applicable Regulations, including the cGMP, cGLP, as applicable.

12. INDEMNIFICATION

12.1 **Indemnification.** Each Party (the "**Indemnitor**") shall defend, indemnify and hold the other Party (the "**Indemnitee**") harmless from all losses, liabilities, damages and expenses (including attorneys' fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of any breach by the Indemnitor and/or its Affiliates and/or its Sublicenses and/or its distributors and Third Parties suppliers, of the representations and warranties under Section 11 above. Genenta shall defend, indemnify and hold OSR harmless from any claim, demand, action or proceeding arising out of the infringement of Third-Party intellectual property rights by the Genenta Product Improvements or the Licensed Products, except to the extent such claim, demand, action or proceeding to the extent arising from (a) the Licensed Technology as existing as of the Effective Date, and/or (b) activities conducted by or on behalf of OSR under the OSR-Genenta Scientific Collaboration Agreement.

12.2 **Procedure.** The Indemnitee shall promptly notify the Indemnitor of any liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to assume the defense thereof with counsel selected by the Indemnitor. The indemnity agreement in this Section 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Section 12, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Section 12. The Indemnitee under this Section 12, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

13. LIMITATION OF LIABILITY

13.1 **Limitation of liability.** Except for breaches of Section 8 above, neither Party shall be liable under this Agreement for any indirect, incidental, punitive, exemplary, special or consequential damages of any kind, which may be awarded by any judge or authority of competent jurisdiction, except in case of willful misconduct (*dolo*) or serious negligence (*colpa grave*).

14. *FORCE MAJEURE*

14.1 **Limitation of liability.** Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

15. MISCELLANEOUS

15.1 **Notices.** Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other Party shall be in writing, delivered by any lawful means to such other Party at its address indicated below (where the Party hereby elect domicile for the purposes of servicing legal pleadings or arbitration requests), or to such other address as the addressee shall

have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

> If to OSR, to:
> Ospedale San Raffaele S.r.l.
> via Olgettina No. 60
> 20132, Milan, Italy
>
> *Attention: Mr. Nicola Bedin*
>
> If to Genenta, to:
> Genenta Science S.r.l.
> via Olgettina No. 60
> 20132, Milan, Italy
>
> *Attention: Ms. Anna Flavia d'Amelio Einaudi and Mr. Luigi Paracchi*

15.2 **Assignment.** Without the prior written consent of OSR, not to be unreasonably withheld or delayed, Genenta shall not assign its rights or obligations under this Agreement, including (a) to any Affiliate or shareholder, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or (c) in the event of any merger, demerger, consolidation, change in control or other similar corporate transaction. Notwithstanding the above, an assignment of the Agreement by Genenta in connection with any "*Disinvestimento*", as such term is defined in the Genenta Investment Agreement, shall not require OSR's consent.

15.3 **Waivers and amendments.** No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

15.4 **Entire agreement.** This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

15.5 **Severability.** Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

15.6 **Waiver.** The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other

right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

15.7 **Exhibits.** The following Exhibits are an integral and substantial part of this Agreement:

Exhibit C	Existing Know-How;
Exhibit 1.1	Additional Patents;
Exhibit 1.24	Licensed Patents;
Exhibit 11.2	Exceptions to OSR's additional representations and warranties.

15.8 **Counterparts.** This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. GOVERNING LAW AND ARBITRATION

16.1 **Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of Italy, without regard to the conflicts of law principles thereof.

16.2 **Arbitration.** Any dispute, controversy or claim initiated by either Party arising out of or relating to this Agreement, its negotiations, execution or interpretation, or the performance by either Party of its obligations under this Agreement (other than (a) any dispute, controversy or claim regarding the validity, enforceability, claim construction or infringement of any patent rights, or defenses to any of the foregoing), shall be finally resolved through arbitration by a panel of three (3) arbitrators appointed under the Rules of the International Court of Arbitration of the International Chamber of Commerce of Paris (the "**Rules**"), which both Parties declare to know and accept. Each Party shall appoint one arbitrator and the two thus-appointed arbitrators shall appoint the third arbitrator, who shall act as chairman of the panel. In case of disagreement, the third arbitrator shall be appointed by the Chairman of the International Chamber of Commerce, in accordance with the provisions of the Rules. Where necessary the Chairman of the International Chamber of Commerce shall also appoint an arbitrator on behalf of the Party that has failed to appoint its arbitrator within the deadline set forth by the Rules The seat of the arbitration shall be Milan, Italy. Any such arbitration shall be conducted in the Italian language, without prejudice to the Parties right to file documents in the English or other foreign language, along with the relevant certified translation into Italian English or to hear witness in languages other than Italian provided that a simultaneous translation is offered to the panel. Any award issued by the arbitration panel shall binding upon the Parties and the arbitration shall be "*rituale*" in its nature. The arbitration shall be conducted in accordance with the Rules and the Parties hereby declare that the Emergency Arbitrators Provisions

shall not apply between them. The award rendered by the arbitrators may be challenged on the grounds of breach of rules of law (*impugnazione per violazione delle regole di diritto*) pursuant to Article 829 (*Casi di nullità*), third paragraph, of the Italian Code of Civil Procedure.

16.3 **Residual jurisdiction.** Any other dispute which may not be submitted to the arbitration proceeding pursuant to Section 16.2 above, including those relating to injunctive reliefs and provisional and/or urgent measures and payment injunctions (*decreto ingiuntivo*) shall be devoted to the exclusive jurisdiction and venue of Tribunal of Milan.

* * *

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

Ospedale San Raffaele S.r.l.

By:

Name: Mr. Nicola Bedin

Title: Chief Executive Officer

Genenta Science S.r.l.

By:

Name: Ms. Anna Flavia d'Amelio Einaudi and Mr. Pierluigi Paracchi

Title: Managing Directors

EXHIBIT C

EXISTING KNOW-HOW

Without prejudice to the other definitions indicated in this Exhibit, the words and expressions in capital letters set forth in this Exhibit C shall have the meaning provided for by the License Agreement.

1. **Lentigen know-how**

Know How Sublicense Agreement by and between GlaxoSmithKline Intellectual Property Development Limited and Ospedale San Raffaele and Fondazione Telethon dated July 18, 2014. Under such agreement, OSR is willing to grant, and does hereby grant, to Genenta a non-exclusive, worldwide sublicense to use the "*Lentigen know how*" in the Field of Use for the Term. Such know how is not sublicensable by Genenta to any third party.

2. **Other Existing Know-How**

The following is a list of the publications as at the Effective Date relating to the Genenta Project. The Existing Know-How shall also include any underlying raw data, copies of pre-clinical studies (including study reports, development reports and safety reports, if any), lab notebooks, and analytical methods, in each case to the extent (a) in possession of OSR as of the Effective Date and (b) reasonably necessary to research, develop, manufacture or commercialize Licensed Products in the Field of Use.

1. *Escobar G, Gentner B, Naldini L, Mazzieri R.*, Engineered tumor-infiltrating macrophages as gene delivery vehicles for interferon-α activates immunity and inhibits breast cancer progression. Oncoimmunology. 2014 Apr 29;3:e28696. eCollection 2014.

2. *Escobar G, Moi D, Ranghetti A, Ozkal-Baydin P, Squadrito ML, Kajaste-Rudnitski A, Bondanza A, Gentner B, De Palma M, Mazzieri R, Naldini L.*, Genetic engineering of hematopoiesis for targeted IFN-α delivery inhibits breast cancer progression. Sci Transl Med. 2014 Jan 1;6(217):217ra3.

3. *Chiriaco M, Farinelli G, Capo V, Zonari E, Scaramuzza S, Di Matteo G, Sergi LS, Migliavacca M, Hernandez RJ, Bombelli F, Giorda E, Kajaste-Rudnitski A, Trono D, Grez M, Rossi P, Finocchi A, Naldini L, Gentner B, Aiuti A*, Dual-regulated lentiviral vector for gene therapy of X-linked chronic granulomatosis. Mol Ther. 2014 Aug;22(8):1472-83.

4. *Gentner B, Visigalli I, Hiramatsu H, Lechman E, Ungari S, Giustacchini A, Schira G, Amendola M, Quattrini A, Martino S, Orlacchio A, Dick JE, Biffi A, Naldini L.*, Identification of hematopoietic stem cell-specific miRNAs enables gene therapy of globoid cell leukodystrophy. Sci Transl Med. 2010 Nov 17;2(58):58ra84.

5. *De Palma M, Mazzieri R, Politi LS, Pucci F, Zonari E, Sitia G, Mazzoleni S, Moi D, Venneri MA, Indraccolo S, Falini A, Guidotti LG, Galli R, Naldini L.*, Tumor-targeted interferon-alpha delivery by Tie2-expressing monocytes inhibits tumor growth and metastasis. Cancer Cell. 2008 Oct 7;14(4):299-311.

3. <u>Presentations</u>

1. Abstract (the relevant publication is ongoing)

Engineering Hematopoiesis for Tumor-Targeted Interferon-Alpha Delivery
Giulia Escobar, Anna Ranghetti, Luigi Barbarossa, Silvia Nucera, Cristiana Fanciullo, Fabio Ciceri, Bernhard Gentner, Luigi Naldini

"Tumor immunotherapy is a promising approach for cancer treatment, but the immunosuppressive tumor microenvironment represents a major hurdle to its efficacy. To overcome this immunosuppression, we developed an approach based on genetic engineering of hematopoietic stem and progenitor cells (HSPC). Using lentiviral vectors, we introduced a transcriptionally and post-transcriptionally regulated Interferon-alpha (IFNa) cassette targeting IFNa expression to tumor-infiltrating monocytes/macrophages originating from a gene-modified HSPC graft (IFNa cell therapy). When applying our strategy to spontaneous breast cancer mouse models we observed tumor-targeted activation of type I IFN response, accompanied by strong infiltration of the tumors by activated CD4 and CD8 T cells and resulting in sustained inhibition of primary breast cancer and its metastases. We then developed a spontaneous B-ALL mouse model based on onco-mir expression and showed that IFNa cell therapy significantly reduced leukemic burden. We have now derived leukemic subclones engineered with model antigens (e.g. huCD20) to test combination of IFNa cell therapy with monoclonal antibodies or adoptive immunotherapy. To move toward clinical application, we humanized the vector and exploited the myeloid progeny of huHSPC generated in hematochimeric mice as therapeutic vehicle to deliver IFNa into human breast cancer and multiple myeloma xenografts. IFNa cell therapy promoted immune-mediated clearance of breast tumors and tumoristatic effects associated with prolonged survival in myeloma xenografts. IFNa cell therapy also inhibited human Ph+ primary B-ALL growth, and we are testing its combination with Imatinib. These results pave the way for a phase I/II trial testing IFNa cell therapy in patients with multiple myeloma and lymphoid malignancies undergoing autologous transplant".

2. Presentation (at the congress ASGCT held in Washington DC on May 21-24, 2014)

Inhibition of Solid and Hematologic Tumors by Engineering Human Hematopoiesis for Tumor-Targeted IFNa Delivery

Giulia Escobar

Angiogenesis & Tumor Targeting Unit San Raffaele TIGET Institute

Exhibit 1.1

Additional Patents

1. Patent Number US7833789

Title: MONOCYTE CELL Applicants: Ospedale San Raffaele S.r.l. 50% - Fondazione Telethon 50% Inventors: Luigi Naldini, Michele De Palma, Mary Anna Lucia Venneri					
Status	Country	Application number	Filing date	Publication number (publication date)	Patent number (issue date)
Expired	US	US provisional: N. 60/821,059	Aug 1, 2006		
Granted	US	11/831,248	July 31, 2007	US2008057043 (March 6, 2008)	US7833789 (16.11.2010)

2. Patent Family of PCT/IB2014/065594

Title: METHOD Applicants: Ospedale San Raffaele S.r.l. 50% - Fondazione Telethon 50% Inventors: Luigi Naldini, Gentner Bernhard, Zonari Erika, Boccalatte Francesco					
Status	Country	Application number	Filing date	Publication number (publication date)	Patent number (issue date)
Expired	UK	1318830.5	24.10.2013		
Expired	UK	1409067.4	21.05.2014		
Pending	PCT	PCT/IB2014/065594	24.10.2014		

3. Patent Family of UK appl. No. 1412494.5

Title: VECTOR PRODUCTION Applicants: Ospedale San Raffaele S.r.l. 50% - Fondazione Telethon 50% Inventors: Alessio Cantore, Angelo Leone Lombardo, Luigi Naldini					
Status	Country	Application number	Filing date	Publication number (publication date)	Patent number (issue date)
Pending	UK	1412494.5	14.07.2014		

EXHIBIT 1.24

LICENSED PATENTS

1. Patent Family of WO2007000668

Title: GENE VECTOR Applicants: Ospedale San Raffaele S.r.l. 50% - Fondazione Telethon 50% Inventors: Luigi Naldini, Brian David Brown					
STATUS	COUNTRY	APPLICATION NUMBER	FILING DATE	PUBLICATION NUMBER (PUBLICATION DATE)	PATENT NUMBER (ISSUE DATE)
Expired	US	US provisional N. 60/684,954	May 27, 2005		
Expired	PCT	PCT/IB2006/002266	May 26, 2006	WO2007000668 (Jan 4, 2007)	
Pending	Europe	N.06795291.1	May 26, 2006	EP2002003 (Dec 17, 2008)	
Granted	S. Korea	20077030594	May 26, 2006	KR20080041601 (May 13, 2008)	10-1373548 (06.03.2014)
Abandoned	S. Korea	10-2013-7025874 divisional	May 26, 2006		
Pending	India	5430/CHENP/2007	May 26, 2006		
Pending	Singapore	200718092-0	May 26, 2006		
Pending	Singapore	SG201003686-1 divisional	May 26, 2006	SG162726 (July 29, 2010)	
Pending	Israel	187679	May 26, 2006		
Pending	Canada	20062609142	May 26, 2006	CA2609142 (Jan 4, 2007)	
Pending	USA	11/921,140	May 26, 2006	US2010041737 (Feb 18, 2010)	
Pending	USA	14/332,222 divisional	May 26, 2006		
Pending	Japan	2013-098229 divisional	May 26, 2006	JP2013226139 (Nov 7, 2013)	
Pending	Japan	2008-512952	May 26, 2006	JP2008545406 (Dec 18, 2008)	
Pending	China	200680027591.5	May 26, 2006	CN101287834 (Oct 15, 2008)	

2. Patent Family of WO2010125471

Title: GENE VECTOR

Applicants: Ospedale San Raffaele S.r.l. 50% - Fondazione Telethon 50%

Inventors: Alessandra Biffi, Bernhard Rudolf Gentner, Luigi Naldini

STATUS	COUNTRY	APPLICATION NUMBER	FILING DATE	PUBLICATION NUMBER (PUBLICATION DATE)	PATENT NUMBER (ISSUE DATE)
Expired	US	US provisional N. 61/174,124	April 30, 2009		
Expired	PCT	PCT/IB2010/001166	April 30, 2010	WO2010125471 (04.11. 2010)	
Pending	Europe	10723305.8	April 30, 2010	EP2424571 (07.03.2012)	
Pending	USA	13/266,381	April 30, 2010	US 2012/0128643 (24.05.2012)	
Pending	China	201080030337.7	April 30, 2010	CN102596255 (18.07.2012)	
Pending	Japan	2012-507847	April 30, 2010	JP2012525141 (22.10.2012)	
Pending	Canada	2,759,438	April 30, 2010	CA2759438 (04.11.2010)	
Pending	Australia	AU2010243276	April 30, 2010	AU2010243276 (17.11.2011)	
Pending	Brazil	PI1010873-4	April 30, 2010		
Pending	Eurasia	201171335	April 30, 2010	EA201171335 (30.05.2012)	
Pending	India	7894/CHENP/2011	April 30, 2010	7894/CHENP/2011 (21.12.2012)	
Pending	Israel	215804	April 30, 2010		
Pending	S. Korea	10-2011-7028569	April 30, 2010	KR20120038403 (23.04.2012)	
Granted	S. Africa	2011/07625	April 30, 2010		2011/07625 (27.12.2012)
Pending	Singapore	201108000-9	April 30, 2010	SG175839 (29.12.2011)	
Pending	Mexico	MX/A/2011/011508	April 30, 2010	MX2011011508 (13.02.2012)	

Exhibit 11.2

Exceptions to OSR's additional representations and warranties

The following are the exceptions to the representations and warranties set forth by Section 11.2 of the License Agreement.

* * *

Section 11.2(a)

1. Lentigen know-how

   Know How Sublicense Agreement by and between GlaxoSmithKline Intellectual Property Development Limited and Ospedale San Raffaele and Fondazione Telethon dated July 18, 2014. Under such agreement, OSR is willing to grant Genenta a non-exclusive, worldwide sublicense to use the "*Lentigen know how*" in the Field of Use for the Term. Such know how is not be sublicensable by Genenta to any third party.

   Please note that GlaxoSmithKline Intellectual Property Development Limited *(i)* shall have no ownership rights to the improvements made to the Lentigen Know How to the extent that such improvements have are not jointly created by Telethon-OSR and GlaxoSmithKline Intellectual Property Development Limited; *(ii)* shall have a non-exclusive, sublicensable, perpetual, royalty-free, fully paid-up right and license under Telethon-OSR improvements to the Lentigen Know-How to use such Telethon-OSR's improvements in connection with the GSK Alliance and for internal research and development activities.

Section 11.2(b)

None.

Section 11.2(c)

None.

Section 11.2(d)

None.

Section 11.2(e)

None.